Registration No. 33-47672
                                                                Rule 424(b)(3)

           SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED MARCH 19, 1993

                Merrill Lynch Mortgage Investors, Inc., Seller
                    PrimeFirst(R) Adjustable Rate Mortgage
                 Senior/Subordinate Pass-Through Certificates,
              Series 1993C, Class A-1, A-2, A-3 and A-4 (Senior)

                       MERRILL LYNCH CREDIT CORPORATION

                                Master Servicer

       -----------------------------------------------------------------

     On March 25, 1993, the PrimeFirst(R) Adjustable Rate Mortgage Senior/Subordinate Pass-Through Certificates, Series 1993C, Class A-1, A-2, A-3 and A-4 (the "Class A Certificates") were issued in an approximate original aggregate principal amount of $264,585,000. The Class A Certificates represented beneficial interests of approximately 97.25% in the Trust Fund created pursuant to a Pooling and Servicing Agreement dated as of March 1, 1993 by and among Merrill Lynch Mortgage Investors, Inc, as seller, Merrill Lynch Credit Corporation, as master servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

     The first two tables set forth after the first paragraph under the heading "MLCC and its PrimeFirst(R) Mortgage Program--Delinquency and Loan Loss Experience" on pages S-26 and S-27 of the Prospectus Supplement are hereby updated, in their entirety, as follows:


                                        PRIMEFIRST(R)LOAN DELINQUENCY EXPERIENCE
                                                 (Dollars in Thousands)

                                       December 31, 2000          December 31, 1999            December 31, 1998
                                    -----------------------    -----------------------     -------------------------
                                     Number of                  Number of                   Number of
                                    PrimeFirst    Principal    PrimeFirst    Principal     PrimeFirst      Principal
                                       Loans       Amount        Loans         Amount         Loans         Amount
                                    -----------   ----------    ---------    ----------     ----------      ---------
PrimeFirst Loans
  Outstanding...................         17,917   $6,750,058       11,223    $4,526,896         11,263     $4,408,862
                                    -----------   ----------   ----------    ----------     ----------      ---------
Delinquency Period
  30-59 Days....................            486    $ 197,046          199     $  76,666            184      $  77,751
  60-89 Days....................             55       28,746           38        15,834             26          9,815
  90 Days or More*..............             20       13,294           15         8,300             34         23,664
                                          -----    ---------        -----     ---------         ------      ---------
     Total Delinquency..........            561    $ 239,086          252     $ 100,800            244      $ 111,230
                                          =====    =========        =====     =========         ======      =========

Delinquencies as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................          3.13%        3.54%        2.25%         2.23%          2.17%          2.52%

Loans in Foreclosure............             36     $ 24,910           36      $ 33,135             47       $ 43,681

Loans in Foreclosure as Percent
  of Number of PrimeFirst
  Loans and Principal Amount

  Outstanding...................          0.20%        0.37%        0.32%         0.73%          0.42%          0.99%
---------------------------------
         * Does not include loans subject to bankruptcy proceedings.



                                           PRIMEFIRST(R)LOAN LOSS EXPERIENCE
                                                 (Dollars in Thousands)

                                                             Year Ended            Year Ended           Year Ended
                                                         December 31, 2000     December 31, 1999     December 31, 1998
                                                         -----------------     -----------------     -----------------
Average Principal Balance of PrimeFirst Loan
  Portfolio.......................................                                    $4,467,879           $4,855,906
Average Number of PrimeFirst Loans Outstanding
  During the Period...............................                  14,570                11,243               12,711
                                                         -----------------     -----------------     -----------------
Gross Charge-offs.................................              $      885            $    5,578            $   4,030
Recoveries........................................                       0                    16                    2
                                                                ----------            ----------            ---------
Net Charge-offs...................................              $      885            $    5,562            $   4,028
                                                                ==========            ==========            =========
Net Charge-offs as a Percent of Average
  Principal Balance Outstanding...................                                         0.12%                0.08%


     Additionally, the information contained in the table entitled "Cut-Off Date Mortgage Loan Principal Balances" and "Range of Margins" under the heading "The Mortgage Pool" on pages S-20 and S-23, respectively, of the Prospectus Supplement is hereby updated to indicate, as of December 31, 2000, the Mortgage Loan Balances and margins of the Mortgage Loans:


                               Mortgage Loan Principal Balances as of December 31, 2000

                                            Number of                                         % of Mortgage Pool
     Range of Principal Balances          Mortgage Loans           Principal Balance         by Principal Balance
--------------------------------------------------------------------------------------------------------------------
$0-49,999.99                                     5                  $      132,023.92               0.44%
$75,000-99,999.99                                6                         561,513.09               1.87%
$100,000-149,999.99                             16                       1,944,399.38               6.47%
$150,000-199,999.99                              8                       1,354,970.78               4.51%
$200,000-249,999.99                             15                       3,377,119.22              11.22%
$250,000-299,999.99                              9                       2,456,332.91               8.17%
$300,000-349,999.99                              8                       2,560,473.65               8.52%
$350,000-399,999.99                              2                         734,999.99               2.44%
$400,000-449,999.99                              4                       1,723,594.15               5.73%
$450,000-499,999.99                              1                         454,999.92               1.51%
$500,000-549,999.99                              1                         501,692.88               1.67%
$550,000-599,999.99                              3                       1,764,964.41               5.87%
$600,000-649,999.99                              2                       1,225,472.51               4.08%
$650,000-699,999.99                              2                       1,374,665.05               4.57%
$750,000-799,999.99                              2                       1,585,230.48               5.27%
$800,000-849,999.99                              1                         825,000.00               2.74%
$850,000-899,999.99                              1                         877,249.95               2.92%
$950,000-999,999.99                              1                         964,306.89               3.21%
$1,000,000-1,099,999.99                          1                       1,017,000.00               3.38%
$1,500,000-1,599,999.99                          2                       3,013,201.57              10.02%
$1,600,000-1,699,999.99                          1                       1,620,000.00               5.39%
                                      ------------------------------------------------------------------------------
               TOTALS                           91                    $ 30,069,210.75             100.00%
                                      ==============================================================================



                                            Margins as of December 31, 2000

                                            Number of                                         % of Mortgage Pool
             Margin (1)                   Mortgage Loans           Principal Balance         by Principal Balance
--------------------------------------------------------------------------------------------------------------------
               -0.25                             7                     $ 7,522,358.53              25.02%
              -0.125                            11                       7,137,617.78              23.74%
                   0                            26                       7,811,457.37              25.97%
                0.25                            21                       4,461,074.14              14.84%
                0.50                            25                       2,899,411.65               9.64%
                0.75                             1                         237,291.28               0.79%
                                      ------------------------------------------------------------------------------
               TOTALS                           91                    $ 30,069,210.75             100.00%
                                      ==============================================================================


------------------------

(1)  The Margin is added to or subtracted from (as indicated) the applicable Prime Index to arrive at the Mortgage
     Rate; provided that the Mortgage Rate will not exceed 15.00% per annum.

                                               --------------------

                                  The date of this Supplement is March 30, 2001.

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